SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   CAREY INSTITUTIONAL PROPERTIES INCORPORATED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     Maryland                     0-20016                       13-3602400
     --------                     -------                       ----------
(State or                 (Commission File Number)        (I.R.S. Employer
jurisdiction                                              Identification Number)
of incorporation)


                    50 Rockefeller Plaza, New York, NY 10020
            --------------------------------------------------------
                    (Address of principal executive offices)



                                 (212) 492-1100
              ----------------------------------------------------
              (Registrant's telephone number, including area code)



                                  Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this form)



                                       N/A
        ----------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


/X/ Rule 12g-4(a)(1)(i)     / / Rule 12g-4(a)(2)(ii)    / / Rule 12h-3(b)(2)(i)

/ / Rule 12g-4(a)(1)(ii)    / / Rule 12h-3(b)(1)(i)     / / Rule 12h-3(b)(2)(ii)

/ / Rule 12g-4(a)(2)(i)     / / Rule 12h-3(b)(1)(ii)    / / Rule 15d-6


Approximate number of holders of record as of the certification or notice date: one

Pursuant to the requirements of the Securities Exchange Act of 1934, Carey Institutional Properties Incorporated has duly caused this certification/Notice to be signed on its behalf by the undersigned duly authorized person.



                                     Carey Institutional Properties Incorporated



September 1, 2004                    By:  /s/John J. Park
                                     -------------------------------------------
                                     John J. Park
                                     Managing Director and
                                     Chief Financial Officer